Edward T. Block
Attorney at Law

E. 4011 Beverly Rd.
Mead, WA 99021
509-325-4508
509-325-3626

July 20, 2006

Alaska Pacific Resources, Inc.
Alexander Long, President
9101 West Sahara, Suite 105-195
Las Vegas, NV 89117-5772

Mr. Long:

            At the request of Alaska Pacific Resources, Inc., a Nevada corporation (the "Company"), I have reviewed the form of that certain Registration Statement on Form SB-2 that is to be filed with the Securities and Exchange Commission ("Commission") pursuant to the Securities Act of 1933, as amended ("Act"), relating to the registration of 1,000,000 shares of the Company's common stock, par value $0.001 per share (the "Common Stock" or the "Shares").

           This opinion is delivered in accordance with the requirements of Items 601(b)(5) and (23) of Regulation S-K under the Act.

            I am admitted to practice law in the state of Washington and to practice federal law in the United States of America. This opinion relates only to matters of Nevada corporate law and the Federal laws of the United States of America. I express no opinion as to the compliance with the laws of any other jurisdiction.

            In rendering this opinion, I have examined and am familiar with the originals or copies, certified or otherwise identified to my satisfaction, of (i) the Registration Statement on Form SB-2 as intended to be filed with the Commission, (ii)the Charter of the Company, (iii) the Articles of Incorporation of the Company in effect as of the date hereof, (iv) the Bylaws of the Company in effect as of the date hereof, (v) resolutions of the Board of Directors of the Company relating to the issuance and sale of the Shares, the filing of the Registration Statement, adopted s a meeting on July 10, 2006. I have also examined such other documents, certificates and records as I have deemed necessary or appropriate including oral or written statements and representations of the officers and other representatives of the Company and others, as a basis for the opinion set forth herein.

            In my examination, I have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified, conformed or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion which I did not independently establish or verify, I have relied upon oral or written statements and representations of officers and other representatives of the Company.

           Based upon the foregoing, I am of the opinion that the Shares to be issued by the Company in the offering described in the Registration Statement have been duly and validly authorized for issuance, and, upon issuance and delivery of the Shares against payment therefore, the Shares will be validly issued, fully paid and non-assessable.

           I hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement on Form SB-2, and its incorporation by reference as an exhibit to said Registration Statement. In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission promulgated thereunder.

                                                                                      Respectfully,
                                                                                              /s/ EDWARD T. BLOCK
                                                                                               Edward T. Block